[FORM OF EMAIL TO CERTAIN FINANCIAL ADVISORS]

Dear Advisor:

Your clients were recently mailed a proxy requesting a beneficial change to the Alger Growth Opportunities Fund.  We are in the process of sending out a second mailing which some of your clients may receive if they did not respond to the first proxy mailing.  Since the change recommended is beneficial to existing and future shareholders, we would like to encourage you to reach out to your clients to urge them to vote in favor of the proposal to change the Fund’s concentration policy.  A vote in favor would provide the Fund’s portfolio manager with greater investment flexibility to construct a portfolio based on fewer holdings, and thus driven by high conviction ideas.  Although there are additional risks presented by the proposed change, we believe that the proposed change would provide the Fund with the potential for higher total returns.  We also believe that the proposed change to the Fund could attract additional shareholders and assets for the Fund.  This would make the Fund more competitive, promote more efficient portfolio management, provide greater liquidity and lower the Fund’s expenses by spreading the Fund’s fixed costs over a larger asset base.

In connection with this change, if approved, we will implement the change in advisory fee from 0.85% to 0.75%.

Thank you so much for your help with this initiative as we believe this to be in the best interests of our shareholder base.

[Name]
[Title]

Fred Alger & Company, Incorporated
360 Park Avenue South
New York, NY 10010
T: [Phone number]
[Email address] | www.alger.com